ORANGE AND ROCKLAND UTILITIES, INC. AND SUBSIDIARIES

                       RATIO OF EARNINGS TO FIXED CHARGES
                               Twelve Months Ended
                             (Thousands of Dollars)

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                                                                      JUNE             JUNE
                                                                      2000             1999
                                                                 --------------    -------------


Earnings

        Net Income                                                $38,279           $18,577
        Federal Income Tax                                         45,008            15,142
        State Income Tax                                            1,599             2,112
                                                                  ----------      ----------

        Total Earnings Before Federal and State Income Tax         84,886            35,831

Fixed Charges*                                                     30,001            37,305
                                                                  ----------      ----------
                    Total Earnings Before Federal and State
                       Income Tax and Fixed Charges               $114,887          $73,136
                                                                   ==========     ==========



        * Fixed Charges

        Interest on Long-Term Debt                                 $24,637         $24,709
        Amortization of Debt Discount, Premium and Expense           1,166           1,170
        Interest Component on lease Payment                          1,595           2,517
        Other Interest                                               2,603           8,909
                                                                  ----------      ----------

                    Total Fixed Charges                            $30,001         $37,305
                                                                   ==========     ==========



        Ratio of Earnings to Fixed Charges                           3.83            1.96


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